Exhibit 99.1

Contact:	610-337-7000	For Immediate Release
	Hugh Gallagher, ext. 1029	Date: October 16, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Issues Earnings Guidance for Fiscal Years 2012 and 2013

VALLEY FORGE, Pa., October 16 - UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2012 and 2013. UGI expects to report net income attributable to UGI for its fiscal year ended September 30, 2012 of approximately $1.75 per diluted share. Estimated results for the current fiscal year include the after-tax impact of acquisition and transition costs of approximately $13 million ($0.12 per diluted share) associated with the Heritage Propane acquisition at AmeriGas and the Shell acquisition at UGI’s International Propane business and the impact of an after-tax loss of $2.2 million, or $0.02 per diluted share, related to the previously-reported early extinguishment of debt at AmeriGas.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We expect earnings for the current fiscal year to be in line with our previously-issued guidance. Looking ahead to the fiscal year ending September 30, 2013, assuming normal weather patterns this coming winter, we expect to report earnings in the range of $2.45 to $2.55 per diluted share. This guidance for fiscal 2013 includes the after-tax impact of acquisition and transition costs of approximately $0.03 per share that are expected to be incurred at AmeriGas during the year. We look forward to providing investors with more insight on all of our business units as well as discussing our guidance and growth prospects at UGI’s Analyst Day, which will take place tomorrow morning in New York City.” UGI is scheduled to release more detailed results for the fiscal year ended September 30, 2012 at its earnings call on November 8, 2012.

Interested parties may listen to a live audio webcast of UGI’s Analyst Day with the supporting slide presentation by visiting the company website http://www.ugicorp.com and clicking on Investor Relations.

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor. Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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